Exhibit 10.14

MASTER INTERCOMPANY SERVICES AGREEMENT

This MASTER INTERCOMPANY SERVICES AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2018, by and among certain subsidiaries of T.O. GLOBAL LLC, a New York Limited Liability Company (“Parent”) providing services (as set forth in Schedule B hereto, collectively, the “Service Providers”) and certain subsidiaries of Parent receiving such services (as set forth in Schedule B hereto, collectively, the “Service Recipients”).

WITNESSETH:

WHEREAS the Service Providers desire and are willing to provide, or cause to be provided, to the Service Recipients, certain services as set forth herein and in the Schedules hereto during the periods set forth herein and in the Schedules hereto;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

1.	Agreement to Provide Services.

1.1.         Agreement. Upon the terms and subject to the conditions contained herein and in the Schedules attached hereto (each, as it may be amended from time to time, a “Schedule”), the Service Providers hereby agree to provide, or cause their affiliates to provide, to the Service Recipients the services (as set forth in Schedule A, the “Services”) listed in the Schedules. Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Schedules.

1.2.         Scope of Services. The parties agree that upon the terms and subject to the conditions contained herein, additional or new services which are not currently contemplated in this Agreement may be added to the Schedules from time to time. Any new or additional services undertaken by the Service Providers to the Service Recipients shall be provided for a fee that includes the cost plus applicable operating margin (as may be determined from time to time) as more fully described in Section 2, and any such transactions shall be conducted on an arm’s-length basis.

1.3.         Review of Services. The parties agree that: (i) the scope, frequency and manner of delivery of the Services detailed herein are subject to periodic review by the parties; (ii) changes to any of the Services (including the addition or deletion of services) may be made at any time if agreed to by the parties; and (iii) this Agreement may be amended from time to time according to the terms set out in herein.

1.4.	Right to Deliver and Request Instructions.

a.	Each Service Recipient, acting through any of its authorized officers, may from time to time deliver to a Service Provider instructions with respect to matters arising under this Agreement, and the Service Provider shall follow such instructions provided they are consistent with the terms and conditions of this Agreement.

b.	At any time, any Service Provider may, if it reasonably deems it necessary or appropriate, request instructions from a Service Recipient, within a reasonable period prior to the time necessary for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending receipt of such instructions. Any action taken by a Service Provider, its officers, directors, employees, agents or representatives in accordance with the instructions of a Service Recipient, or failure to act by a Service Provider pending the receipt of such instructions after request therefor, shall be deemed to be proper conduct within the scope of service authority under this Agreement.

1

1.5.         Service Designees. Each Service Provider may perform the services to be provided hereunder through its own officers and employees, or through agents, independent contractors or other parties designated by it; provided, however, that each Service Provider will remain liable hereunder as if it has performed such services directly.

2.	Cost Sharing.

2.1.         Each Service Recipient agrees to bear and to pay its share of the Net Costs as defined in Section 2.2 below and, as contemplated by this Agreement, make payment arrangements with the Service Provider on an arm’s length basis for all activities covered by this Agreement for each calendar month.

2.2.         The Parent or its designee shall compute the costs that it incurs in connection with providing Services under this Agreement (its “Net Costs”) in accordance with the following formula: Net Costs = Direct Costs + Indirect Costs

“Direct Costs” means the sum of all external and all internal direct costs incurred by a Service Provider and directly attributable to a particular Service provided to a particular Service Recipient.

“Indirect Costs” means all external and all internal indirect costs incurred by the Service Provider in providing the Services to the Service Recipients, which cannot be directly attributed to a particular Service provided to a particular Service Recipient, including but not limited to salaries and bonuses, wages for permanent and temporary employees, expatriate costs (where applicable), facilities charges (including office rent, depreciation, maintenance, utilities and supplies), travel costs, pension benefits, insurance benefits, depreciation of fixed assets and all expenses to third parties incurred in connection with the Services, excluding value added tax, withholding taxes and/or similar levies, which shall be paid by the respective Service Provider, if legally required.

3.             Reporting; Timing of Payments. Each Service Provider shall submit a statement to each applicable Service Recipient no later than twenty (20) calendar days after the end of each calendar [month/quarter/half] (unless otherwise agreed to by the parties), with respect to the amount of Net Costs payable by such Service Recipient for such month (a “Statement”). Such Statement shall set forth in reasonable detail: (i) the Direct Costs incurred in providing each Service to such Service Recipient and (ii) the Indirect Costs incurred in providing each Service to such Service Recipient. Unless any such Service Recipient disagrees as to the amounts payable as set forth in the Statement, all Statements shall be settled not later than forty-five (45) calendar days following receipt by the Service Recipient from the Service Provider of such Statement relating to the Services provided. In the event of any disagreement between the Service Providers and the Service Recipients with respect to any Statement or any amounts owed thereunder, the parties hereto agree to negotiate in good faith to resolve such dispute.

4.            Standards for Performance of Service. Each Service Provider shall perform its obligations hereunder in a prudent and efficient manner and in accordance with applicable law and good industry practice.

5.	Access to Employees and Information.

5.1.         Access. At the request of any Service Recipient, each Service Provider shall, and shall cause its affiliates to, use its reasonable best efforts to provide for consultation with the Service Recipient, shortly after such request, its employees providing Services hereunder. At the request of any Service Recipient, each Service Provider shall, and shall cause its affiliates to, make available information relating to such Service Provider’s business.

2

5.2.         Inspection. Each Service Provider hereby agrees that, upon reasonable notice from any Service Recipient, it shall make its books and records with respect to Services and payment therefor available to the Service Recipient and its representatives for inspection during normal business hours at such Service Provider’s principal place of business.

6.            Force Majeure. No party shall be liable for any failure of performance attributable to acts, events or causes (including, but not limited to, war, riot, rebellion, civil disturbances, power failures, failure of telephone lines and equipment, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control that prevent in whole or in part performance by such party hereunder. The affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and no Service Provider shall have any liability to any Service Recipient or any other party in connection therewith other than by reason of breach or nonfulfillment of its covenants in this Section 6. The Service Providers shall make all reasonable efforts to remove such disability as soon as and to the extent reasonably possible and to assist the Service Recipients in finding third parties to provide affected Services during the period of such disability.

7.             Indemnification. The Service Recipients shall indemnify, defend and hold harmless the Service Providers, their affiliates, their officers, directors, employees, agents and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any such Person arising from or in connection with any Service Providers’ performance or non-performance of any covenant, agreement or obligation of the Service Provider hereunder, other than by reason of the Service Providers’ or any of their affiliates’ gross negligence, willful misconduct or bad faith. This Section 7 shall survive any termination or expiration of this Agreement.

8.             New Service Providers and Service Recipients. Additional subsidiaries of Parent may become Service Providers or Service Recipients, as the case may be, under this Agreement. The Parent shall then sign an entry or similar agreement with such subsidiary.

9.	Term and Termination.

9.1.         Term of Services. The term of this Agreement shall be one (1) year beginning from the date of completion of the transactions contemplated by the Purchase Agreements, provided that such term shall renew automatically for successive terms of one (1) year unless the Parent provides written notice to the other parties hereto that this Agreement shall not be renewed at least fifteen (15) days prior to the expiration of any one (1) year term.

9.2.         Termination by Parent. The Parent may terminate this Agreement, or any part of this Agreement, at any time upon sixty (60) days prior written notice to the parties hereto.

9.3.         Termination by Other Parties. Each of the Service Providers and Service Recipients may terminate its interest in this Agreement for a subsequent calendar year by providing written notice to the Parent not less than sixty (60) days prior to the end of any calendar year. The dismissal of a single Service Provider or Service Recipient will not affect the validity of the Agreement as a whole.

9.5.         Termination on Material Breach. This Agreement shall terminate with respect to any party hereto that breaches its obligations herein if such breach remains uncured for thirty (30) days after such party receives written notice of the breach from the Parent.

3

9.6.         Automatic Termination. This Agreement shall terminate automatically, without any notice or other action whatsoever on the part of any party hereto, as to any party and such party’s subsidiaries that (i) becomes the subject of any voluntary petition in bankruptcy or other voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (ii) becomes the subject of an involuntary petition in bankruptcy or any other involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within thirty (30) days of the filing or initiation thereof; (iii) is in default under any agreement or indenture governing indebtedness of such party.

10.	General Provisions.

10.1.       Assignment; Successors and Assigns. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any party hereto without the written consent of the Parent. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

10.2.       No Third-Party Beneficiaries. Except for Persons entitled to indemnification under Section 7 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder.

10.3.       Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Nothing contained herein shall be deemed to be a limitation on any remedies that otherwise may exist or be available to any party under the Purchase Agreements or any other related agreement.

10.4.       Interpretation; Definitions. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole (including the Schedules) and not to any particular Section in which such words appear. All references herein to dollar amounts shall be deemed to be references to U.S. Dollars.

10.5.       Amendments. The parties hereto will periodically review this Agreement as to the reasonableness of its terms and, in any case, not later than three (3) months after the end of Parent’s accounting year. Such review may be evidenced by documentation reasonably acceptable to the Parent. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Parent and each party to be bound by the proposed amendment, provided that any Schedule hereto may be amended by the Parent provided that the Parent provides written notice to each party to be bound by the proposed amendment and that no such notified party objects in writing to such amendment within seven (7) calendar days of receipt of notice thereof.

10.6.       Cooperation. The Service Recipients will provide all information that the Service Providers reasonably request for performance of services pursuant hereto, and the Service Recipients will cooperate with any reasonable request of the Service Providers in connection with the performance of services pursuant hereto.

4

10.7.       Counterparts. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

10.8.       Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

10.10.     Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

10.11.     Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of telecopy confirmation if sent by facsimile, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), at the address for the entity receiving such notice that is kept by and may be requested from the Parent, which Parent shall keep an accurate and current record of the addresses of all entities party hereto. Any party hereto may change its address in the records of the Parent by providing written instructions to the Parent specifying the new address of such entity. The address of the Parent is: 77 Water Street, 8th Fl, New York, NY 10005.

10.12.      Authority. None of the parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

10.13.      Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.14.      Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

T.O. GLOBAL LLC

By:	/s/ Bernard Sucher
Bernard Sucher, CEO

TO HOLDINGS GROUP LLC
BY: T.O. GLOBAL LLC, MANAGER

By:	/s/ Bernard Sucher
Bernard Sucher, CEO

FOR AND ON BEHALF OF

TIKUN OLAM LLC (and each of its Subsidiaries indicated on Schedule B)

TO HOLDINGS GROUP LLC
BY: T.O. GLOBAL LLC, MANAGER

By:	/s/ Bernard Sucher
Bernard Sucher, CEO

FOR AND ON BEHALF OF

TO PHARMACEUTICALS LLC (and each of its Subsidiaries indicated on Schedule B)

TO HOLDINGS GROUP LLC

BY: T.O. GLOBAL LLC, MANAGER

By:	/s/ Bernard Sucher
Bernard Sucher, CEO

ISRAEL LIAISON HOLDING GROUP LTD

By:	/s/ Peretz Charach
Name:
Title:

6

Schedule A

Administrative Services

Scope:             Each Service Provider providing Services to any Service Recipient shall provide all of the services to the Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

1.	Support Services Such technical, marketing and business support services and assistance as may be requested from time to time relating.

2.	Treasury. Services for the administration of certain treasury functions as may be requested from time to time, which may include but shall not be limited to managing capital structure, and investment & debt portfolios; financing for operations; managing credit lines and facilities; managing compliance with financial covenants.

3.	Tax. Tax support and tax compliance services as may be necessary to ensure that the Service Recipient complies with applicable tax laws and as may be requested from time to time. The Service Provider shall coordinate with and assist the Service Recipient’s certified public accountants (the “Accountants”) in preparing tax returns in order that such tax returns be filed as soon as reasonably practicable after the end of each fiscal year. The Service Provider shall use all reasonable efforts to cause such tax returns to be filed on a timely basis and shall, promptly after the receipt thereof from such Accountants, deposit such copies with the permanent records of the subject entity. Such tax services may also include assistance with respect to tax research and planning; tax examinations; tax provisions; sales, use, liquor, and property tax.

4.	Legal support services - as may be requested from time to time, which may include but shall not be limited to the administration of any litigation by, against or involving a Service Recipient, maintenance of trademarks and monitoring compliance with any regulatory requirements to which any Service Recipient is subject or may become subject in the future, but which shall not include any legal services the provision of which the Service Provider concludes, after consultation with its counsel, could reasonably be expected to create a conflict of interest or violate an ethical rule.

5.	Accounting support services as may be requested from time to time to assist in the maintenance of (a) a system of accounting for the Service Recipient administered in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) consistently applied and other accounting principles reasonably requested, and (b) a set of audit procedures that are consistent with U.S. GAAP. In addition, the Service Provider shall provide such support services for the Service Recipients as they may request from time to time to, including but not limited to:

6.	Financial Statements - The Service Provider shall provide such assistance to the Service Recipient as may be requested from time to time by the Service Recipient in the preparation of an audited consolidated balance sheet as at the end of each fiscal year and audited statements of income and results of operations and cash flows for such fiscal year (including notes thereto) of Parent and any subsidiary requested by Parent, which set forth in each case (in comparative form) corresponding figures for the preceding fiscal year and which are accompanied by the report thereon of the Accountants to the effect that such financial statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior years (except as otherwise specified in such report). In addition, the Service Provider shall provide other financial statements and periodic reports as reasonably requested by the Service Recipients. XXThe Service Provider shall provide such assistance to the Service Recipient as may be requested from time to time in the preparation of a report of Parent and any subsidiary consisting of an unaudited consolidated balance sheet as at the end of each fiscal quarter and an unaudited statement of operations, setting forth in each case in comparative form the corresponding figures for the preceding fiscal quarter. If requested by the Service Recipient, any such reports shall be certified by the Service Provider to be correct and complete, to fairly present in all material respects the consolidated financial condition of the Service Recipient, as the case may be, at the date shown and the results of operations for the period then ended and to have been prepared in accordance with U.S. GAAP consistently applied, except for year-end adjustments. The reports for each fiscal quarter shall include a narrative discussion describing the business and operations of the Service Recipient during the preceding quarter. The Service Provider may engage outside accountants in connection with the provision of administrative services relating to the preparation of financial statements and periodic reports, in accordance with applicable corporate policies.

7

7.	Financial Statements - The Service Provider shall provide budgeting, forecasting, financial planning and analysis services as may be requested.

8.	The Service Provider shall provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the management of any real or leasehold property interests of the Service Recipient.

9.	Borrowing Docs - The Service Provider shall provide such support services as may be requested from time to time in connection with the administration of Parent’s and Parent’s subsidiaries financing arrangements, which may include but shall not be limited to the administration of Parent’s and its subsidiaries’ respective obligations and responsibilities under any loan documents and related security and other documents related to any borrowings of Parent or any subsidiary of Parent

10.	Government Approvals - The Service Provider shall provide such support services as may be requested from time to time by the Service Recipient in connection with filings by the Service Recipient with any Governmental Authority of any periodic or other reports required to be filed by such Service Recipient under the provisions of any government rule applicable to it, including any filings or reports required under the U.S. Securities Exchange Act of 1934, as amended, and in connection with maintaining compliance with all permits, licenses and governmental approvals necessary or desirable for the conduct of such Person’s respective business. Such services may include but shall not be limited to preparing any application, filing or notice relating thereto.

11.	IR/PR - The Service Provider shall provide such support services as may be requested from time to time by the Service Recipient relating to investor and public relations matters of Parent and its subsidiaries.

12.	HR - The Service Provider shall provide and make available as necessary all professional, supervisory, managerial, administrative and other personnel as are necessary to perform its obligations hereunder, which personnel may be employees of the Service Provider or any of its affiliates, or third parties. Such personnel shall be qualified and experienced in the duties to which they are assigned. In addition, the Service Provider shall provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the human resources matters of the Service Recipient, including but not limited to:

13.	Corp Financing - The Service Provider shall provide such support services as may be requested form time to time by the Service Recipient relating to corporate finance matters of the Service Recipient

14.	The Service Provider shall provide such other assistance or services relating to the conduct of the Service Recipient’s business as may be requested from time to time by the Service Recipient

15.	IP - Each Service Provider providing Administrative Services to any Service Recipient shall provide all intellectual property license services to the Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

16.	IT - Each Service Provider providing Administrative Services to any Service Recipient shall provide such support services as may be requested from time to time by the Service Recipient relating to information technology matters of the Service Recipient. Such support services may include but shall not be limited to:

8

17.	Travel - Each Service Provider providing Administrative Services to any Service Recipient shall provide all air travel services to the Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

Schedule B

Service Providers and Service Recipients

Service Providers

TO GLOBAL LLC

TO HOLDING GROUP LLC

Service Recipients

ISRAEL LIAISON HOLDING GROUP LTD

TIKUN OLAM LLC, for and on behalf of itself and as member and/or managing member of all of its wholly owned subsidiaries

•	Tikun Olam California LLC
•	Tikun Olam Delaware LLC
•	TOCA Invest LLC
•	Tikun DC LLC
•	Tikun Olam Florida LLC
•	Tikun Olam Nevada LLC
•	Tikun Olam Oregon LLC
•	Tikun Olam Pennsylvania LLC
•	Tikun Olam Washington LLC

TO PHARMACEUTICALS LLC, for and on behalf of itself and as member and/or managing member of all of its wholly owned subsidiaries

•	TOP Invest LLC
•	Tikun Olam IP Ltd
•	TO Pharmaceuticals USA LLC

9